Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 of Hexion Inc. and Hexion Nova Scotia Finance, ULC of our report dated March 14, 2016 relating to the financial statements and financial statement schedule of Hexion Inc. and of our report dated March 14, 2016 relating to the financial statements of Hexion International Holdings Cooperatief U.A., both of which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

May 6, 2016